Exhibit 21.1

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION	TRADE NAME
A. H. Belo Corporation II	Delaware
Belo Enterprises, Inc.	Delaware
Belo Havana Bureau, Inc.	Delaware
Belo Interactive, Inc.	Delaware
Belo Investment Corporation	Delaware
Belo Technology Assets, Inc.	Delaware
Belo Ventures, Inc.	Delaware
Colony Cable Networks, Inc.	Rhode Island
Colony/PCS, Inc.	Rhode Island
Dallas Morning News, Inc. (The)	Delaware
Al Dia, Inc.	Delaware
Belo Mexico, Inc.	Delaware
Belocorp de Mexico, S. de R.L. de C.V.	Mexico
Belo Mexico, LLC	Delaware
DFW Printing Company, Inc.	Delaware
TDMN New Products, Inc.	Delaware	Quick (Texas)
Denton Publishing Company	Texas
News-Texan, Inc.	Texas
DMI Acquisition Sub, Inc.	Delaware
Fountain Street Corporation	Rhode Island
PJ Health Programming, Inc.	Rhode Island
PJ Programming, Inc.	Rhode Island
Press-Enterprise Company	California
Providence Journal Company (The)	Delaware

Providence Holdings, Inc.	Delaware
Rhode Island Monthly Communications, Inc.	Delaware

RI Monthly (Rhode Island)

Rhode Island Monthly’s Bride (Rhode Island)

Rhode Island Monthly (Rhode Island)

Rhode Island Monthly Communications (Rhode Island)

Rhode Island Monthly’s Home and Garden (Rhode Island)

Rhode Island Monthly’s Guest Guide to Rhode Island and Southeastern Mass. (Rhode Island)

Providence Journal Satellite Services, Inc.	Rhode Island
Washington Street Garage Corporation	Rhode Island